Exhibit 10.1

RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (“Agreement”) is made and entered into by and between MidWestOne Financial Group, Inc. (the “Company”), and Kent L. Jehle (“Executive,” and together with the Company, the “Parties”).
RECITALS
A.    The Parties desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment.
B.    Executive and the Company are parties to that certain Employment Agreement, made and entered into October 18, 2017, as amended (the “Employment Agreement”).
AGREEMENTS
For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.    Termination of Employment. Executive’s employment with the Company shall terminate effective as of the close of business on August 31, 2018 (the “Termination Date”).
2.    Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):
(a)     Severance Amount. Following the Effective Date (as defined below), and provided that Executive fully complies with Section 8 hereof, the Company shall provide Executive with the following additional payments and benefits:
(i)    The Company shall pay to Executive, in accordance with its normal payroll procedures as may be in effect from time to time, a severance amount equal to ten (10) months of salary continuation based on his annual base salary as in effect on the Termination Date.
(ii)     Within ten (10) business days following the Effective Date, the Company shall pay to Executive a single lump sum in the amount of thirty-one thousand, three hundred sixty-six dollars and twenty-nine cents ($31,366.29).
(iii)    As of the Effective Date, Executive shall be deemed to have vested in any outstanding, unvested restricted stock unit awards previously made to him under the Company’s equity incentive plans.
(iv) As of the Effective Date, Executive shall be deemed to have retired for purposes of the determining the retiree death benefit under MidWestOne Bank’s bank-owned life insurance program.
(b)    Accrued Salary and Paid Time Off. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and accrued but unused paid time off for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.

(c)    COBRA Benefits. Executive and Executive’s qualified beneficiaries, as applicable, shall be entitled to continuation of group health coverage following the Termination Date under the Company’s group health plan, to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1986, with Executive required to pay the same amount as Executive would pay if Executive continued in employment with the Company during such period as described in Section 4(e) of the Employment Agreement.
(d)     Executive Acknowledgment. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) and (c) immediately above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.
(e)    Withholding. The Severance Payments shall be subject to all taxes and other payroll deductions required by law.
3.    Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
4.    Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully and forever releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, agents, and shareholders, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”), from all liability, claims, demands, actions, and causes of action Executive now has, may have had, or may ever have, whether currently known or unknown, relating to acts or omissions as of or prior to Executive’s execution of this Agreement (the “Release and Waiver”), including liability, claims, demands, actions, and causes of action:
(a)    Relating to Executive’s employment or other association with the Company, or the termination of such employment;
(b)    Relating to wages, bonuses, other compensation, or benefits;
(c)    Relating to any employment or change in control contract;
(d)    Relating to any employment law, including

(i)	The United States and State of Iowa Constitutions,

(ii)	The Iowa Civil Rights Act of 1965,

(iii)	The Iowa Wage Payment Collection Law,

(iv)	The Civil Rights Act of 1964,

(v)	The Civil Rights Act of 1991,

(vi)	The Equal Pay Act,

(vii)	The Employee Retirement Income Security Act of 1974,

(viii)	The Age Discrimination in Employment Act (the “ADEA”),

(ix)	The Older Workers Benefit Protection Act,

(x)	The Worker Adjustment and Retraining Notification Act,

(xi)	The Americans with Disabilities Act,

(xii)	The Family and Medical Leave Act,

(xiii)	The Occupational Safety and Health Act,

(xiv)	The Fair Labor Standards Act,

(xv)	The National Labor Relations Act,

(xvi)	The Genetic Information Nondiscrimination Act,

(xvii)	The Rehabilitation Act,

(xviii)	The Fair Credit Reporting Act,

(xix)	Executive Order 11246,

(xx)	Executive Order 11141, and

(xxi)	Each other federal, state, and local statute, ordinance, and regulation relating to employment;
(e)    Relating to any right of payment for disability;
(f)    Relating to any statutory or contractual right of payment; and
(g)    For relief on the basis of any alleged tort or breach of contract under the common law of the State of Iowa or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that statutes exist that render null and void releases and waivers of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or waiving party at the time of execution of the release and waiver. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Iowa.
5.    Exclusions from General Release.
(a)    Excluded from the Release and Waiver are any claims or rights arising pursuant to this Agreement and any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation, including with the Equal Employment Opportunity Commission. Executive is, however, waiving the right to recover any money in connection with a charge or investigation and the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except where such waivers are prohibited by law.

(b)    Notwithstanding the foregoing, nothing contained in this Section 5 shall limit Executive’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). Executive acknowledges that this Section 5 does not limit (A) his ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Company, or (B) his right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

6.    Covenant Not to Sue.
(a)    A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the Release and Waiver. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release and Waiver. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the

Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.
(b)    If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7.    Mutual Non-Disparagement. At all times following the signing of this Agreement, neither Party shall engage in any vilification of the other, and each Party shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this covenant not to make disparaging statements shall be each member of the Company’s Board of Directors and the Company’s Chief Executive Officer. The Parties shall do nothing that would damage the other’s business reputation or good will.
8.    Restrictive Covenants. Section 7 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.
9.    No Admissions. The Company denies that any of the Releasees have taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by any of the Releasees.
10.    Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
11.    Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.
12.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Iowa, without regard to principles of conflict of laws (whether in the State of Iowa or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Iowa.
13.    Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment. This Agreement may not be amended, modified, altered, or changed except by express written consent of the Parties.
14.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
15.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.
16.    Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive.
17.    Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) the words “hereof,” “herein,” “hereto,” “hereby,” (and the like) refer to this Agreement as a whole; (f) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (g) all words used shall be construed to be of such gender or number as the circumstances and context require; and (h) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.
18.    Future Cooperation. In connection with any and all claims, disputes, or negotiations, or governmental, internal, or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving any of the Releasees (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make Executive reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.
19.    Representations by Executive. Executive acknowledges each of the following:
(a)    Executive is aware that this Agreement includes a release of all known and unknown claims.

(b)    Executive is legally competent to execute this Agreement and Executive has not relied on any statements or explanations made by the Company or its attorneys not otherwise set forth herein.

(c)    Any modifications, material or otherwise, made to this Agreement shall not restart or affect in any manner the original 21-day consideration period.

(d)    Executive has been offered at least 21 days to consider this Agreement.

(e)    Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release and Waiver, and to negotiate such terms.

(f)    Executive, without coercion of any kind, freely, knowingly, and voluntarily enters into this Agreement.

(g)    Executive has the right to rescind the Release and Waiver by written notice to the Company within seven (7) calendar days after Executive has signed this Agreement, and the Release and Waiver shall not become effective or enforceable until seven (7) calendar days after Executive has signed this Agreement (such date, the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within such seven (7)-day period, to the attention of MidWestOne Financial Group, Inc., Attn: MidWestOne Bank Senior Vice President and Director of Human Resources, 102 South Clinton Street, Iowa City, IA 52240. If delivered by U.S. Mail, the rescission must be: (i) postmarked within the seven (7)-day period and (ii) sent by certified mail, return receipt requested.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of dates set forth below their respective signatures below.

MidWestOne Financial Group, Inc.		Executive
By:	/s/ CHARLES N. FUNK	/s/ KENT L. JEHLE
	Charles N. Funk	Kent L. Jehle
President and Chief Executive Officer

Date:	August 31, 2018	Date:	August 31, 2018